Registered number: 06352697

MISSION MEDIA HOLDINGS LIMITED

ANNUAL REPORT AND FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 DECEMBER 2017

COMPANY INFORMATION

Director	Mrs N Stephenson
Company secretary	J S Stephenson Esq
Registered number	06352697
Registered office	32 Shelton Street London WC2H 9JE
Independent auditors	Barnes Roffe LLP Chartered Accountants & Statutory Auditor Charles Lake House Claire Causeway Crossways Business Park Dartford Kent DA2 6QA

CONTENTS

GROUP STRATEGIC REPORT
FOR THE PERIOD ENDED 31 DECEMBER 2017

Introduction

The director presents her strategic report accompanying the financial statements for the period ended 31 December 2017.

Business review

The performance of the group for the period ended 31 December 2017 accorded with expectations and the director views the financial position of the group at that date to be satisfactory. The group is expected to remain profitable in the current period to 31 December 2018.

Principal risks and uncertainties

The key business risks and uncertainties affecting the group are considered to relate to competition, the stability of the UK economy, and the strength or weakness of sterling against US dollar.

Financial key performance indicators

Given the straightforward nature of the business the group's director is of the opinion that analysis using KPI's is not considered necessary for an understanding of the development, performance or position of the business.

This report was approved by the board on 28 June 2018 and signed on its behalf.

Mrs N Stephenson
Director

DIRECTOR'S REPORT
FOR THE PERIOD ENDED 31 DECEMBER 2017

The director presents her report and the financial statements for the period ended 31 December 2017.

Director's responsibilities statement

The director is responsible for preparing the Group Strategic Report, the Director's Report and the consolidated financial statements in accordance with applicable law and regulations.

Company law requires the director to prepare financial statements for each financial year. Under that law the director has elected to prepare the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland'. Under company law the director must not approve the financial statements unless she is satisfied that they give a true and fair view of the state of affairs of the company and the group and of the profit or loss of the group for that period.

In preparing these financial statements, the director is required to:

- select suitable accounting policies for the group's financial statements and then apply them consistently;
- make judgments and accounting estimates that are reasonable and prudent;
- prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group will continue in business.

The director is responsible for keeping adequate accounting records that are sufficient to show and explain the company's transactions and disclose with reasonable accuracy at any time the financial position of the company and the group and to enable her to ensure that the financial statements comply with the Companies Act 2006. She is also responsible for safeguarding the assets of the company and the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Results and dividends

The profit for the period, after taxation, amounted to £2,457,831 *(2016 - £457,486)*.

Dividends of £1,700,004 *(2016: £562,592)* were paid during the year.

Director

The director who served during the period was:

Mrs N Stephenson

Future developments

The group continues to trade profitably and to pursue opportunities to improve its performance and financial position.

DIRECTOR'S REPORT (CONTINUED)
FOR THE PERIOD ENDED 31 DECEMBER 2017

Disclosure of information to auditors

The director at the time when this Director's Report is approved has confirmed that:

- so far as she is aware, there is no relevant audit information of which the company and the group's auditors are unaware, and
- she has taken all the steps that ought to have been taken as a director in order to be aware of any relevant audit information and to establish that the company and the group's auditors are aware of that information.

Post balance sheet events

There have been no significant events affecting the group since the year end.

Auditors

The auditors, Barnes Roffe LLP, will be proposed for reappointment in accordance with section 485 of the Companies Act 2006.

This report was approved by the board on 28 June 2018 and signed on its behalf.

Mrs N Stephenson
Director

INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF MISSION MEDIA HOLDINGS LIMITED

Opinion

We have audited the financial statements of Mission Media Holdings Limited (the 'parent company') and its subsidiaries (the 'group') for the period ended 31 December 2017, which comprise the group Statement of Comprehensive Income, the group and company Balance Sheets, the group Statement of Cash Flows, the group and company Statement of Changes in Equity and the related notes, including a summary of significant accounting policies. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards, including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland' (United Kingdom Generally Accepted Accounting Practice).

In our opinion the financial statements:

- give a true and fair view of the state of the group's and of the parent company's affairs as at 31 December 2017 and of the group's profit for the period then ended;
- have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and
- have been prepared in accordance with the requirements of the Companies Act 2006.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditors' responsibilities for the audit of the financial statements section of our report. We are independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the United Kingdom, including the Financial Reporting Council's Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Conclusions relating to going concern

We have nothing to report in respect of the following matters in relation to which the ISAs (UK) require us to report to you where:

- the director's use of the going concern basis of accounting in the preparation of the financial statements is not appropriate; or
- the director has not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the group's or the parent company's ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

Other information

The director is responsible for the other information. The other information comprises the information included in the Annual Report, other than the financial statements and our Auditors' Report thereon. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon.

INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF MISSION MEDIA HOLDINGS LIMITED (CONTINUED)

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Opinion on other matters prescribed by the Companies Act 2006

In our opinion, based on the work undertaken in the course of the audit:

- the information given in the Group Strategic Report and the Director's Report for the financial period for which the financial statements are prepared is consistent with the financial statements; and
- the Group Strategic Report and the Director's Report have been prepared in accordance with applicable legal requirements.

Matters on which we are required to report by exception

In the light of the knowledge and understanding of the group and the parent company and its environment obtained in the course of the audit, we have not identified material misstatements in the Group Strategic Report or the Director's Report.

We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion:

- adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or
- the parent company financial statements are not in agreement with the accounting records and returns; or
- certain disclosures of director's remuneration specified by law are not made; or
- we have not received all the information and explanations we require for our audit.

Responsibilities of directors

As explained more fully in the Director's Responsibilities Statement on page 2, the director is responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the director determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the director is responsible for assessing the group's and the parent company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the director either intends to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.

INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF MISSION MEDIA HOLDINGS LIMITED (CONTINUED)

Auditors' responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an Auditors' Report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council's website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our Auditors' Report.

Use of our report

This report is made solely to the company's members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an Auditors' Report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members, as a body, for our audit work, for this report, or for the opinions we have formed.

Mario Cientanni (Senior Statutory Auditor)
for and on behalf of
Barnes Roffe LLP
Chartered Accountants & Statutory Auditor
Charles Lake House
Claire Causeway
Crossways Business Park
Dartford
Kent
DA2 6QA

Date: 28 June 2018

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE PERIOD ENDED 31 DECEMBER 2017

	Note	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
Turnover	4	**35,357,306**	*19,524,103*
Cost of sales		**(17,465,734)**	*(8,849,375)*
Gross profit		**17,891,572**	*10,674,728*
Administrative expenses		**(17,289,442)**	*(10,074,025)*
Other operating income		**2,510,551**	-
Operating profit	5	**3,112,681**	*600,703*
Interest receivable and similar income	8	**2,922**	-
Interest payable and expenses	9	**(7,907)**	*(8,732)*
Profit before taxation		**3,107,696**	*591,971*
Tax on profit	10	**(649,865)**	*(134,485)*
Profit for the financial period		**2,457,831**	*457,486*
Currency translation differences		**7,951**	*39,931*
Other comprehensive income for the period		**7,951**	*39,931*
Total comprehensive income for the period		**2,465,782**	*497,417*
Profit for the period attributable to:			
Owners of the parent company		**2,457,831**	*457,486*
		2,457,831	*457,486*

The notes on pages 14 to 29 form part of these financial statements.

CONSOLIDATED BALANCE SHEET
AS AT 31 DECEMBER 2017

	Note		31 December 2017 £		*31 July 2016 £*
Fixed assets					
Tangible assets	12		328,730		*283,937*
Current assets					
Stocks	14	1,687,548		*1,108,055*	
Debtors: amounts falling due after more than one year	15	62,514		*62,514*	
Debtors: amounts falling due within one year	15	4,779,416		*4,578,615*	
Cash at bank and in hand	16	1,661,733		*1,373,104*	
		8,191,211		*7,122,288*	
Creditors: amounts falling due within one year	17	(7,248,778)		*(7,001,020)*	
Net current assets			942,433		*121,268*
Total assets less current liabilities			1,271,163		*405,205*
Creditors: amounts falling due after more than one year	18		(114,836)		*(4,538)*
Provisions for liabilities					
Deferred taxation	20		(22,515)		*(32,633)*
Net assets			1,133,812		*368,034*
Capital and reserves					
Called up share capital	21		400		*400*
Capital redemption reserve			1,600		*1,600*
Profit and loss account			1,131,812		*366,034*
			1,133,812		*368,034*

The financial statements were approved and authorised for issue by the board and were signed on its behalf on 28 June 2018.

Mrs N Stephenson
Director

The notes on pages 14 to 29 form part of these financial statements.

COMPANY BALANCE SHEET
AS AT 31 DECEMBER 2017

	Note		31 December 2017 £		*31 July 2016 £*
Fixed assets					
Investments	13		**1,100**		*1,100*
Current assets					
Debtors: amounts falling due within one year	15	**1,051,419**		*948,936*	
		1,051,419		*948,936*	
Creditors: amounts falling due within one year	17	**(1,029,856)**		*(927,373)*	
Net current assets			**21,563**		*21,563*
Total assets less current liabilities			**22,663**		*22,663*
Net assets			**22,663**		*22,663*
Capital and reserves					
Called up share capital	21		**400**		*400*
Capital redemption reserve			**1,600**		*1,600*
Profit and loss account			**20,663**		*20,663*
			22,663		*22,663*

The financial statements were approved and authorised for issue by the board and were signed on its behalf on 28 June 2018.

Mrs N Stephenson
Director

The notes on pages 14 to 29 form part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE PERIOD ENDED 31 DECEMBER 2017

	Called up share capital	Capital redemption reserve	Profit and loss account	Equity attributable to owners of parent company	Total equity
	£	£	£	£	£
At 1 August 2016 (as previously stated)	400	1,600	419,177	421,177	421,177
Prior year adjustment	-	-	(53,143)	(53,143)	(53,143)
At 1 August 2016 (as restated)	400	1,600	366,034	368,034	368,034
Profit for the period	-	-	2,457,831	2,457,831	2,457,831
Currency translation differences	-	-	7,951	7,951	7,951
Dividends: Equity capital	-	-	(1,700,004)	(1,700,004)	(1,700,004)
At 31 December 2017	400	1,600	1,131,812	1,133,812	1,133,812

The notes on pages 14 to 29 form part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE PERIOD ENDED 31 JULY 2016

	Called up share capital	Capital redemption reserve	Profit and loss account	Equity attributable to owners of parent company	Total equity
	£	£	£	£	£
At 1 August 2015	400	1,600	438,209	440,209	440,209
Profit for the period	-	-	457,486	457,486	457,486
Currency translation differences	-	-	39,931	39,931	39,931
Dividends: Equity capital	-	-	(569,592)	(569,592)	(569,592)
At 31 July 2016	400	1,600	366,034	368,034	368,034

The notes on pages 14 to 29 form part of these financial statements.

COMPANY STATEMENT OF CHANGES IN EQUITY FOR THE PERIOD ENDED 31 DECEMBER 2017

	Called up share capital	Capital redemption reserve	Profit and loss account	Total equity
	£	£	£	£
At 1 August 2016	400	1,600	20,663	22,663
Profit for the period	-	-	1,700,004	1,700,004
Dividends: Equity capital	-	-	(1,700,004)	(1,700,004)
At 31 December 2017	400	1,600	20,663	22,663

COMPANY STATEMENT OF CHANGES IN EQUITY FOR THE PERIOD ENDED 31 JULY 2016

	Called up share capital	Capital redemption reserve	Profit and loss account	Total equity
	£	£	£	£
At 1 August 2015	400	1,600	20,663	22,663
Profit for the period	-	-	569,592	569,592
Dividends: Equity capital	-	-	(569,592)	(569,592)
At 31 July 2016	400	1,600	20,663	22,663

The notes on pages 14 to 29 form part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED 31 DECEMBER 2017

	31 December 2017 £	*31 July 2016 £*
Cash flows from operating activities		
Profit for the financial period	**2,457,831**	*457,486*
Adjustments for:		
Depreciation of tangible assets	**184,347**	*130,167*
Profit on disposal of tangible assets	**(7,810)**	-
Interest paid	**7,907**	*8,732*
Interest received	**(2,922)**	-
Taxation charge	**649,865**	*134,485*
(Increase) in stocks	**(579,493)**	*(244,414)*
(Increase) in debtors	**(55,379)**	*(508,191)*
Decrease/(increase) in amounts owed by joint ventures	-	*(2,090)*
Increase in creditors	**81,803**	*501,821*
(Decrease)/increase in provisions	**(109,324)**	*39,931*
Corporation tax (paid)	**(563,693)**	*(29,443)*
Net cash generated from operating activities	2,063,132	*488,484*
Cash flows from investing activities		
Purchase of tangible fixed assets	**(251,799)**	*(89,464)*
Sale of tangible fixed assets	**15,687**	-
Interest received	**2,922**	-
HP interest paid	**(1,197)**	*(3,372)*
Net cash from investing activities	**(234,387)**	*(92,836)*

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
FOR THE PERIOD ENDED 31 DECEMBER 2017

	31 December 2017 £	*31 July 2016 £*
Cash flows from financing activities		
New secured loans	**200,000**	-
Repayment of loans	**(20,786)**	*(8,741)*
Repayment of/new finance leases	**(13,153)**	*4,530*
Dividends paid	**(1,700,004)**	*(343,000)*
Interest paid	**(6,710)**	*(5,360)*
Net cash used in financing activities	**(1,540,653)**	*(352,571)*
Net increase in cash and cash equivalents	**288,092**	*43,077*
Cash and cash equivalents at beginning of period	**1,373,104**	*1,330,027*
Cash and cash equivalents at the end of period	**1,661,196**	*1,373,104*
Cash and cash equivalents at the end of period comprise:		
Cash at bank and in hand	**1,661,733**	*1,373,104*
Bank overdrafts	**(537)**	-
	1,661,196	*1,373,104*

The notes on pages 14 to 29 form part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

1. General information

Mission Media Holdings Limited is a private company limited by shares, incorporated in England and Wales. The registered office address of the company is 32 Shelton Street, London, WC25 9JE.

The group's principal activity continued to be that of public relations services.

2. Accounting policies

2.1 Basis of preparation of financial statements

The financial statements have been prepared under the historical cost convention unless otherwise specified within these accounting policies and in accordance with Financial Reporting Standard 102, the Financial Reporting Standard applicable in the UK and the Republic of Ireland and the Companies Act 2006.

The preparation of financial statements in compliance with FRS 102 requires the use of certain critical accounting estimates. It also requires group management to exercise judgment in applying the group's accounting policies (see note 3).

The company has taken advantage of the exemption allowed under section 408 of the Companies Act 2006 and has not presented its own Statement of Comprehensive Income in these financial statements.

The following principal accounting policies have been applied:

2.2 Basis of consolidation

The consolidated financial statements present the results of the company and its own subsidiaries ("the group") as if they form a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full.

The consolidated financial statements incorporate the results of business combinations using the purchase method. In the Balance Sheet, the acquiree's identifiable assets, liabilities and contingent liabilities are initially recognised at their fair values at the acquisition date. The results of acquired operations are included in the Consolidated Statement of Comprehensive Income from the date on which control is obtained. They are deconsolidated from the date control ceases.

In accordance with the transitional exemption available in FRS 102, the group has chosen not to retrospectively apply the standard to business combinations that occurred before the date of transition to FRS 102, being 01 August 2015.

2. Accounting policies (continued)

2.3 Revenue

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the group and the revenue can be reliably measured. Revenue is measured as the fair value of the consideration received or receivable, excluding discounts, rebates, value added tax and other sales taxes. The following criteria must also be met before revenue is recognised:

Rendering of services

Revenue from a contract to provide services is recognised in the period in which the services are provided in accordance with the stage of completion of the contract when all of the following conditions are satisfied:

- the amount of revenue can be measured reliably;
- it is probable that the group will receive the consideration due under the contract;
- the stage of completion of the contract at the end of the reporting period can be measured reliably; and
- the costs incurred and the costs to complete the contract can be measured reliably.

2.4 Tangible fixed assets

Tangible fixed assets under the cost model are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes expenditure that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation is charged so as to allocate the cost of assets less their residual value over their estimated useful lives, using the straight-line method.

Depreciation is provided on the following bases:

Short term leasehold property	- 33.3% straight line
Other fixed assets	- 10-33.3% straight line

The assets' residual values, useful lives and depreciation methods are reviewed, and adjusted prospectively if appropriate, or if there is an indication of a significant change since the last reporting date.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised in the Consolidated Statement of Comprehensive Income.

2.5 Valuation of investments

Investments in subsidiaries are measured at cost less accumulated impairment.

Investments in unlisted group shares, whose market value can be reliably determined, are remeasured to market value at each balance sheet date. Gains and losses on remeasurement are recognised in the Consolidated Statement of Comprehensive Income for the period. Where market value cannot be reliably determined, such investments are stated at historic cost less impairment.

2. Accounting policies (continued)

2.6 Work in progress

Work in progress rechargeable on completion is valued at the cost of work done at the year end. Provision is made for any foreseeable losses where appropriate. No element of profit is included in the valuation of work in progress, where it relates to expenses rechargeable at cost.

2.7 Cash and cash equivalents

Cash is represented by cash in hand and deposits with financial institutions repayable without penalty on notice of not more than 24 hours. Cash equivalents are highly liquid investments that mature in no more than three months from the date of acquisition and that are readily convertible to known amounts of cash with insignificant risk of change in value.

In the Consolidated Statement of Cash Flows, cash and cash equivalents are shown net of bank overdrafts that are repayable on demand and form an integral part of the group's cash management.

2.8 Foreign currency translation

Functional and presentation currency

The company's functional and presentational currency is GBP.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions.

At each period end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined.

Foreign exchange gains and losses resulting from the settlement of transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the Consolidated Statement of Comprehensive Income except when deferred in other comprehensive income as qualifying cash flow hedges.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the Consolidated Statement of Comprehensive Income within 'finance income or costs'. All other foreign exchange gains and losses are presented in the Consolidated Statement of Comprehensive Income within 'other operating income'.

On consolidation, the results of overseas operations are translated into Sterling at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised in other comprehensive income.

2. Accounting policies (continued)

2.9 Dividends

Equity dividends are recognised when they become legally payable. Interim equity dividends are recognised when paid. Final equity dividends are recognised when approved by the shareholders at an annual general meeting. Dividends on shares recognised as liabilities are recognised as expenses and classified within interest payable.

2.10 Operating leases: the group as lessee

Rentals paid under operating leases are charged to the Consolidated Statement of Comprehensive Income on a straight line basis over the lease term.

Benefits received and receivable as an incentive to sign an operating lease are recognised on a straight line basis over the lease term, unless another systematic basis is representative of the time pattern of the lessee's benefit from the use of the leased asset.

The group has taken advantage of the optional exemption available on transition to FRS 102 which allows lease incentives on leases entered into before the date of transition to the standard 01 August 2015 to continue to be charged over the period to the first market rent review rather than the term of the lease.

2.11 Pensions

Defined contribution pension plan

The group operates a defined contribution plan for its employees. A defined contribution plan is a pension plan under which the group pays fixed contributions into a separate entity. Once the contributions have been paid the group has no further payment obligations.

The contributions are recognised as an expense in the Consolidated Statement of Comprehensive Income when they fall due. Amounts not paid are shown in accruals as a liability in the Balance Sheet. The assets of the plan are held separately from the group in independently administered funds.

2. Accounting policies (continued)

2.12 Current and deferred taxation

The tax expense for the period comprises current and deferred tax. Tax is recognised in the Consolidated Statement of Comprehensive Income, except that a charge attributable to an item of income and expense recognised as other comprehensive income or to an item recognised directly in equity is also recognised in other comprehensive income or directly in equity respectively.

The current income tax charge is calculated on the basis of tax rates and laws that have been enacted or substantively enacted by the balance sheet date in the countries where the company and the group operate and generate income.

Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the Balance Sheet date, except that:

- The recognition of deferred tax assets is limited to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits; and
- Any deferred tax balances are reversed if and when all conditions for retaining associated tax allowances have been met.

Deferred tax balances are not recognised in respect of permanent differences except in respect of business combinations, when deferred tax is recognised on the differences between the fair values of assets acquired and the future tax deductions available for them and the differences between the fair values of liabilities acquired and the amount that will be assessed for tax. Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

3. Judgments in applying accounting policies and key sources of estimation uncertainty

There were no significant judgments exercised by management in the preparation of the financial statements.

4. Turnover

Analysis of turnover by country of destination:

	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
United Kingdom	**32,223,927**	*16,296,906*
Rest of the world	**3,133,379**	*3,227,197*
	35,357,306	*19,524,103*

5. Operating profit

The operating profit is stated after charging:

	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
Depreciation of tangible fixed assets	**203,523**	*130,167*
Exchange differences	**1,459**	*53,101*
Other operating lease rentals	**313,353**	*174,145*
Defined contribution pension cost	**33,507**	*31,578*

6. Auditors' remuneration

	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
Fees payable to the group's auditor and its associates for the audit of the group's annual accounts	**10,700**	*8,750*
Fees payable to the group's auditor and its associates in respect of:		
All other services	**64,600**	*40,971*

7. Employees

Staff costs, including director's remuneration, were as follows:

	Group 31 December 2017 £	*Group 31 July 2016 £*	Company 31 December 2017 £	*Company 31 July 2016 £*
Wages and salaries	11,418,537	*6,896,021*	-	*2,607*
Social security costs	644,700	*483,931*	-	*-*
Cost of defined contribution scheme	33,507	*31,578*	-	*-*
	12,096,744	*7,411,530*	-	*2,607*

The average monthly number of employees, including the director, during the period was as follows:

	17 months ended 31 December 2017 No.	*12 months ended 31 July 2016 No.*
	152	*120*

8. Interest receivable

	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
Other interest receivable	2,922	*-*

9. Interest payable and similar expenses

	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
Bank interest payable	**6,710**	*5,360*
Finance leases and hire purchase contracts	**1,197**	*3,372*
	7,907	*8,732*

10. Taxation

	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
Corporation tax		
Current tax on profits for the year	**645,458**	*147,692*
Adjustments in respect of previous periods	**14,525**	-
Total current tax	**659,983**	*147,692*
Deferred tax		
Origination and reversal of timing differences	**(10,118)**	*(13,207)*
Total deferred tax	**(10,118)**	*(13,207)*
Taxation on profit on ordinary activities	**649,865**	*134,485*

10. Taxation (continued)

Factors affecting tax charge for the period/year

The tax assessed for the period/year is higher than *(2016 - higher than)* the standard rate of corporation tax in the UK of 19% / 20% *(2016 - 20%)*. The differences are explained below:

	17 months ended 31 December 2017 £	*12 months ended 31 July 2016 £*
Profit on ordinary activities before tax	**3,107,696**	*591,971*
Profit on ordinary activities multiplied by standard rate of corporation tax in the UK of 19% / 20% (2016 - 20%)	**590,462**	*118,394*
Effects of:		
Expenses not deductible for tax purposes, other than goodwill amortisation and impairment	**10,432**	*9,036*
Depreciation for year in excess of capital allowances	**15,511**	*13,332*
Adjustments to tax charge in respect of prior periods	**14,525**	-
Other timing differences leading to an increase (decrease) in taxation	**3,351**	*(6,277)*
Change in tax rates	**15,584**	-
Total tax charge for the period/year	**649,865**	*134,485*

Factors that may affect future tax charges

There were no factors that may affect future tax charges.

11. Dividends

	31 December 2017 £	*31 July 2016 £*
Dividends	**1,700,004**	*569,592*

12. Tangible fixed assets

Group

	Leasehold Improvements £	Motor vehicles £	Fixtures, Fittings & Equipment £	Computer equipment £	Total £
Cost or valuation					
At 1 August 2016	79,042	28,448	410,498	230,644	748,632
Additions	51,362	-	156,232	48,600	256,194
Disposals	-	-	-	(22,387)	(22,387)
At 31 December 2017	130,404	28,448	566,730	256,857	982,439
Depreciation					
At 1 August 2016	34,287	25,923	244,681	159,804	464,695
Charge for the period on owned assets	24,846	2,337	115,932	60,408	203,523
Disposals	-	-	-	(14,509)	(14,509)
At 31 December 2017	59,133	28,260	360,613	205,703	653,709
Net book value					
At 31 December 2017	71,271	188	206,117	51,154	328,730
At 31 July 2016	*44,755*	*2,525*	*165,817*	*70,840*	*283,937*

The net book value of leasehold improvements may be further analysed as follows:

	31 December 2017 £	*31 July 2016 £*
Long leasehold	39,628	*7,786*
Short leasehold	31,643	*36,969*
	71,271	*44,755*

13. Fixed asset investments

Subsidiary undertakings

The following were subsidiary undertakings of the company:

Name	Class of shares	Holding	Principal activity
Mission-Media Limited	Ordinary	100 %	Public relations
Mission-Media Inc	Ordinary	100 %	Public relations
Mission Rights Limited	Ordinary	100 %	Dormant

The aggregate of the share capital and reserves as at 31 December 2017 and of the profit or loss for the year ended on that date for the subsidiary undertakings were as follows:

	Aggregate of share capital and reserves 31 July £	Profit/(loss) 31 July £
Mission-Media Limited	1,125,492	2,528,721
Mission-Media Inc	(13,993)	(62,939)
Mission Rights Limited	100	-
	1,111,599	2,465,782

Company

	Investments in subsidiary companies £
Cost or valuation	
At 1 August 2016	1,100
At 31 December 2017	1,100
Net book value	
At 31 December 2017	1,100
At 31 July 2016	*1,100*

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

14. Work in progress

	Group 31 December 2017 £	*Group 31 July 2016 £*	Company 31 December 2017 £	*Company 31 July 2016 £*
Work in progress	1,687,548	*1,108,055*	-	-

15. Debtors

	Group 31 December 2017 £	*Group 31 July 2016 £*	Company 31 December 2017 £	*Company 31 July 2016 £*
Due after more than one year				
Other debtors	62,514	*62,514*	-	-

	Group 31 December 2017 £	*Group 31 July 2016 £*	Company 31 December 2017 £	*Company 31 July 2016 £*
Due within one year				
Trade debtors	2,926,983	*3,046,943*	-	-
Other debtors	1,496,460	*1,310,089*	1,051,419	*948,936*
Prepayments and accrued income	355,973	*221,583*	-	-
	4,779,416	*4,578,615*	1,051,419	*948,936*

16. Cash and cash equivalents

	Group 31 December 2017 £	*Group 31 July 2016 £*	Company 31 December 2017 £	*Company 31 July 2016 £*
Cash at bank and in hand	1,661,733	*1,373,104*	-	-
Less: bank overdrafts	(537)	-	-	-
	1,661,196	*1,373,104*	-	-

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

17. Creditors: Amounts falling due within one year

	Group 31 December 2017 £	*Group 31 July 2016 £*	Company 31 December 2017 £	*Company 31 July 2016 £*
Bank overdrafts	537	-	-	-
Bank loans	64,378	-	-	-
Trade creditors	2,795,962	2,015,267	-	-
Amounts owed to group undertakings	-	66,429	1,029,756	927,273
Corporation tax	632,172	435,369	-	-
Other taxation and social security	215,898	506,675	-	-
Obligations under finance lease and hire purchase contracts	4,395	8,615	-	-
Other creditors	9,460	48,549	100	100
Accruals and deferred income	3,525,976	3,920,116	-	-
	7,248,778	7,001,020	1,029,856	927,373

18. Creditors: Amounts falling due after more than one year

	Group 31 December 2017 £	*Group 31 July 2016 £*	Company 31 December 2017 £	*Company 31 July 2016 £*
Bank loans	114,836	-	-	-
Net obligations under finance leases and hire purchase contracts	-	4,538	-	-
	114,836	4,538	-	-

Hire purchase liabilities are secured against the assets to which they relate.

19. Loans

	Group 31 December 2017 £	*Group 31 July 2016 £*
Amounts falling due within one year		
Bank loans	**64,378**	-
Amounts falling due 2-5 years		
Bank loans	**114,836**	-
	179,214	-

Bank loans are secured by way of a floating charge over all assets of the company.

20. Deferred taxation

Group

	2017 £	*2016 £*
At beginning of year	**32,633**	*45,840*
Charged to profit or loss	**(10,118)**	*(13,207)*
At end of year	**22,515**	*32,633*

At end of year

	Group 31 December 2017 £	*Group 31 July 2016 £*
Accelerated capital allowances	**22,515**	*32,633*
	22,515	*32,633*

21. Share capital

	31 December 2017 £	*31 July 2016* £
Allotted, called up and fully paid		
40,000 Ordinary shares of £0.01 each	**400**	*400*

22. Prior year adjustment

A prior year adjustment has been made in respect of foreign exchange movements which has decreased opening profit and loss reserves by £53,143.

23. Pension commitments

The company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund and amounted to £33,507 *(2016: £31,578)*. At 31 December 2017 an amount of £4,318 *(2016: £5,735)* was owing to the pension scheme.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

24. Commitments under operating leases

At 31 December 2017 the group and the company had future minimum lease payments under non-cancellable operating leases as follows:

	Group 31 December 2017 £	*Group 31 July 2016 £*
Land and buildings		
Not later than 1 year	**491,397**	*278,520*
Later than 1 year and not later than 5 years	**1,965,588**	*1,026,327*
Later than 5 years	**1,606,128**	-
	4,063,113	*1,304,847*

	Group 31 December 2017 £	*Group 31 July 2016 £*
Other		
Not later than 1 year	**9,588**	*9,588*
Later than 1 year and not later than 5 years	**4,571**	*26,374*
	14,159	*35,962*

25. Related party transactions

Included within other creditors is a shareholder's loan due to Mr J Stephenson, amounting to £602,204 *(2016: £492,563)*. This will be repaid subsequent to the period end. No interest has been paid.

Included within other creditors is a shareholder's loan due to Mrs N Stephenson, amounting to £602,204 *(2016: £456,173)*. This will be repaid subsequent to the period end. No interest has been paid.

Included within other debtors due within one year was an amount of £27,500 *(2016: £27,500)* owed by a close family member of Mrs N Stephenson.

During the year key management remuneration totalled £817,721 *(2016: £462,669)*.

26. Controlling party

There is no single ultimate controlling party.

COMPANY DETAILED PROFIT AND LOSS ACCOUNT
FOR THE PERIOD ENDED 31 DECEMBER 2017

	31 December 2017 £	*31 July 2016 £*
Investment income	**1,700,004**	*569,592*
Profit for the period/year	1,700,004	*569,592*

SCHEDULE TO THE DETAILED ACCOUNTS
FOR THE PERIOD ENDED 31 DECEMBER 2017

	31 December 2017 £	*31 July 2016 £*
Investment income		
Income from investments in group companies	**1,700,004**	*569,592*
	1,700,004	*569,592*